UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2006

NetLogic Microsystems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50838	77-0455244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 Charleston Road, Mountain View, CA 94043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 961-6676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 18, 2006 the Board of Directors of NetLogic Microsystems, Inc. (the “Company”) approved annual cash bonus payments for the executive officers of the Company under the Company’s Incentive Bonus Plan. The bonus amounts were determined based on the financial performance of the Company and each employee’s individual performance for fiscal year 2005. The bonus payments were presented by the Company’s chief executive officer to and recommended to the Board of Directors by the Company’s compensation committee. The following bonus payments will be made to the Company’s named executive officers: Ronald Jankov ($125,000), Ibrahim Korgov ($77,500), Marcia Zander ($77,500), Donald Witmer ($75,000), Varadarajan Srinivasan ($62,500), Dimitirios Dimitrelis ($31,300) and Roland Cortes ($25,000).

The Board of Directors also approved annual salary increases in 2006 for the company’s named executive officers totaling $140,000 and individually ranging from $13,000 to $48,000. The Board of Directors also approved a bonus pool of 5.5% of pro forma net income in 2006, which excludes expenses associated with share-based compensation, for officers and eligible employees of the Company under the Company’s Incentive Bonus Plan. In addition, the Board of Directors approved a sales incentive program for our Sr. Vice President of Worldwide Sales, Marcia Zander. Under the approved incentive program, Ms. Zander is eligible to receive a commission of 0.13% on all product sales during each month of fiscal year 2006.

The Company intends to provide additional information regarding compensation paid to named executive officers for the 2005 fiscal year in the Company’s proxy statement for the 2005 Annual Meeting of Stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetLogic Microsystems, Inc.

Date: January 24, 2006	By:	/s/ Ronald S. Jankov
Ronald S. Jankov President and Chief Executive Officer